Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-39528, 333-45682, 333-60794, 333-83844, 333-104771) of our report dated January 22, 2004, with respect to the consolidated financial statements of Silicon Laboratories Inc. included in the Annual Report (Form 10-K) for the fiscal year ended January 3, 2004.

/s/ ERNST & YOUNG LLP

Austin, Texas
January 26, 2004